Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149872 and No. 333-239423) of our report dated June 5, 2023, with respect to the financial statements and supplemental schedule of Regency Centers 401(k) Profit Sharing Plan included in this Annual Report on Form 11-K for the year ended December 31, 2022.

/s/ FORVIS, LLP

Charlotte, NC

June 5, 2023